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Filed pursuant to Rule 424(b)(3)
Registration No. 333-125114

PROSPECTUS

GENAISSANCE PHARMACEUTICALS, INC.

2,000,000 SHARES OF COMMON STOCK

        All of the shares being offered by this prospectus were issued to, and are being offered by, investors who we refer to in this prospectus, along with their pledgees, donees, transferees or other successors-in-interest, as the selling stockholders. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our common stock in this offering. However, upon any exercise of the warrants for cash, we will receive the exercise price of the warrants.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the NASDAQ National Market under the symbol "GNSC." On August 9, 2005, the closing sale price of our common stock on the NASDAQ National Market was $1.28 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2005.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," beginning on page 3. References in this prospectus to "Genaissance," "we," "us" and "our" refer to Genaissance Pharmaceuticals, Inc., unless the context otherwise requires.

Genaissance Pharmaceuticals, Inc.

        We and our subsidiary, Lark Technologies, develop innovative products based on our proprietary pharmacogenomic technology and have a revenue-generating business in DNA and pharmacogenomic products and services. We also market our proprietary FAMILION Test, a genetic test for cardiac channelopathies that is compliant with the Clinical Laboratory Improvement Amendments, or CLIA, which is designed to detect mutations responsible for causing familial Long QT and Brugada Syndromes, two causes of sudden cardiac death. Our product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population. This strategy is designed to enable us to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization. Our lead therapeutic product, vilazodone for depression, is in Phase II of development.

        Our key technology and programs are as follows:

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  HAP Technology—the key components of our HAP Technology are: a proprietary informatics system, which we call DecoGen, including unique algorithms, for defining patient populations with different drug responses; a database of highly-informative, proprietary measures of genomic variation, or haplotypes, which we call HAP Markers, for pharmaceutically relevant genes; a cost-effective, efficient process for measuring genomic variation in clinical DNA samples, which we call HAP Typing; and clinical genetics development skills.

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  Cardiac Channelopathies program—this program was designed to develop a CLIA compliant genetic test for detecting cardiac ion channel mutations. Cardiac channelopathies, including Familial Long QT and Brugada Syndromes, are conditions that affect the electrical system of the heart. These conditions are caused by genetic mutations that result in structural abnormalities in the potassium and sodium channels of the heart and predispose affected individuals to an abnormal heart rhythm, or arrhythmia. Familial Long QT and Brugada Syndromes are commonly seen in apparently healthy, active adolescent patients. If left undiagnosed and untreated, these conditions can be fatal. In May 2004, we launched our FAMILION Test which is a CLIA compliant genetic test for cardiac channelopathies. We will also seek to discover genetic markers that are predictive of drug-induced QT prolongation and arrhythmias, and arrhythmias that occur in patients with other disorders, such as congestive heart failure.

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  CARING program (Clozapine and Agranulocytosis Relationships Investigated by Genetics (HAP Markers)) —this program was designed to identify which of our HAP Markers define the patients who are most likely to develop agranulocytosis, a potentially life-threatening depletion of white blood cells, if treated with clozapine. In December 2004, we reported the discovery of genetic markers that we believe predict who is at risk of developing clozapine-induced agranulocytosis. We believe that the findings may apply to other drugs that also affect white blood cell counts.

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  STRENGTH program (Statin Response Examined by Genetic HAP Markers) —this program was designed to apply our HAP Technology and our clinical genetics development skills to the statin class of drugs, which doctors use to treat patients with high cholesterol and lipid levels and who are, therefore, at risk for cardiovascular disease.

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  Vilazodone program—this program is designed to identify genetic markers that define patients who are most likely to respond to vilazodone, a small molecule compound we licensed from Merck KGaA, which is under development for the treatment of depression.

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  Proprietary Programs—the five programs described above are referred to collectively as our proprietary programs.

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  Molecular Biology Services—these DNA based analytical services include Good Laboratory Practices (GLP) compliant DNA isolation and banking and research and GLP compliant sequencing, genotyping and related services.

Corporate Information

        We were incorporated in Delaware on February 22, 1992 and changed our name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Our principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Our telephone number is (203) 773-1450, and our website is located at http://www.genaissance.com. The information on our Internet website is not incorporated by reference into this prospectus.

        The Genaissance name and logo, the Lark name and logo, and DecoGen®, HAP®, HAP™ and FAMILION™ are either registered trademarks or trademarks of Genaissance Pharmaceuticals, Inc. in the United States and/or other countries. All other trademarks, servicemarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders	2,000,000 shares of our common stock issuable upon the exercise of warrants held by the selling stockholders are being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.
Use of proceeds
We will not receive any proceeds from the sale of shares of common stock in this offering. However, upon any exercise for cash of the warrants described herein, we will receive the exercise price of the warrants.
the NASDAQ National Market symbol	"GNSC"

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Need for Financing and Financial Results

We are an early stage company with a history of losses, and we expect to incur net losses for the foreseeable future such that we may never be profitable.

        We have incurred substantial operating losses in every year since our inception. As of March 31, 2005, we had generated only minimal revenues from our proprietary programs and our molecular biology services. From inception through March 31, 2005, we had an accumulated deficit of approximately $236.7 million. Our losses to date have resulted principally from costs we incurred in the development and conduct of our proprietary programs and from general and administrative costs associated with operations.

        We expect to devote substantially all of our resources for the foreseeable future to service our molecular biology services and proprietary programs customers and continue the development of our proprietary programs. We will need to generate significantly higher revenues and attract external capital in the form of debt or equity financing, or a third party collaboration, to fund our spending. Pharmaceutical and biotechnology companies are only beginning to use services such as ours in their drug and diagnostic development or marketing efforts and, accordingly, they may not choose to use our HAP Technology or our molecular biology services. We cannot be certain whether we will be able to attract external capital in the form of debt or equity financing, or a third party collaboration, because of significant uncertainties with respect to our ability to generate revenues from the sale of products and covenants with existing stockholders. As a result, even if we obtain additional financing, we expect to incur additional losses this year and in future years, and we may never achieve profitability.

Additional financing may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could adversely affect our ability to fund operations, repay debt and develop vilazodone and, thereby, negatively impact our value.

        If we are unable to obtain additional financing, we will be required to delay, reduce the scope of, or eliminate one or more of our planned research, development and commercialization activities, which could harm our financial condition and operating results. In November 2004, we reduced our workforce by approximately 10%, and the majority of the workforce reductions occurred in our research and development department.

        We may be forced to seek funds through arrangements with collaborators or others that require us to relinquish rights to certain of our technologies or therapeutic products, which we would otherwise pursue on our own, or grant licenses on terms that may not be favorable to us. For example, in September 2004, we entered into a license, development and cooperation agreement with Merck KGaA (Merck), pursuant to which we acquired an exclusive world-wide license to develop and commercialize vilazodone, a small molecule compound. We agreed to pay milestone payments upon the achievement of specified development, regulatory and sales milestones and royalties on all future product sales and a share of all sub-licensing income from any third party on the commercialization of vilazodone. Under the agreement, we are required to demonstrate that, by no later than July 22, 2005, we will have at least $8.0 million in financing or have shown the capacity to fund such levels of research and development activities in 2005 relating to vilazodone. If we are unable to meet this requirement, Merck can terminate the agreement and reacquire the compound. In addition, if the average closing price of our common stock at the time of the respective milestone payment is below $2.25 per share, we will be required to make the milestone payments to Merck in cash rather than in shares of our common stock. If Merck and its affiliates' aggregate ownership of our common stock would exceed 19.9% of the number of shares of our common stock then outstanding, we would also be required to make payments in cash rather than in shares of our common stock. We will need to seek alternate means to finance the development of vilazodone or raise additional capital to do so. We do not currently have sufficient resources to meet our obligations with respect to vilazodone.

        Any sale of additional equity or debt securities may result in additional dilution to our stockholders, and such financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable or favorable to us, if at all. In addition, we cannot incur indebtedness above certain levels or issue any capital stock or other equity securities having rights, preferences, privileges or priorities pari passu with or senior to our series A preferred stock without the vote or written consent of holders of at least 66 2/3% of the series A preferred stock then outstanding. In addition, under the terms of the Note and Warrant Purchase Agreement dated April 21, 2005 (the Note Purchase Agreement) pursuant to which we issued senior secured notes in the aggregate principal amount of $4.5 million in a private placement (the Notes), we cannot incur indebtedness above certain levels or issue any capital stock with maturity senior to or pari passu with the Notes without the written consent of the holders of the Notes. Failure to obtain additional capital may preclude us from developing or enhancing our products, taking advantage of future opportunities, growing our business or responding to competitive pressures.

Our redemption obligations under our series A preferred stock could have a material adverse effect on our financial condition.

        Under the terms of our series A preferred stock, we are required, unless the holders of at least 66 2/3% of our outstanding series A preferred stock elect otherwise, to redeem all then outstanding shares of our series A preferred stock if one or more of the following events occurs:

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  our common stock is delisted from the NASDAQ National Market;

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  we issue shares of our common stock or securities convertible into common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  we breach any representation or warranty contained in the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of our series A preferred stock;

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  we breach any covenant or fail to perform any of our obligations under the series A purchase agreement or the registration rights agreement, each entered into in connection with the sale of our series A preferred stock, that has a material adverse effect on the holders of our series A preferred stock;

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  an involuntary case is commenced against us under any bankruptcy, insolvency or other similar law or we commence a voluntary case under any bankruptcy, insolvency or other similar law or consent to any receivership, liquidation or assignment for the benefit of creditors;

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  we default under any agreement entered into on or after October 7, 2003, under which we have incurred indebtedness for borrowed money in excess of $500,000; and

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  we, prior to October 29, 2008, liquidate, dissolve or windup, transfer all or substantially all of our assets or are party to a merger or other change in control transaction, in which our stockholders do not own a majority of our outstanding voting securities after such transaction.

        If we are required to redeem our series A preferred stock due to any of the foregoing events, we are required to pay each holder of our series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of the redemption date. As of March 31, 2005, the aggregate redemption price we would be required to pay is approximately $11.1 million. As of March 31, 2005, we had aggregate cash and cash equivalents of approximately $5.9 million.

        In addition, the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock may elect to require us to redeem all outstanding shares of our series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, 2007 or 2008.

        A redemption of the series A preferred stock would deplete the cash we have available to fund operations, research and product development, capital expenditures and other general corporate purposes. In addition, we have incurred net losses in the past and expect to incur losses in the future, which may impair our ability to generate the cash required to meet our obligations under our series A preferred stock. If we cannot generate sufficient cash to meet these obligations, we will be required to incur additional indebtedness or raise additional capital, which would negatively impact our stockholders.

        In addition, under the terms of the Note Purchase Agreement, a redemption of the series A preferred stock would result in an event of default under the Notes. Upon the occurrence and during the continuance of such an event of default, the outstanding principal amount of each Note will bear interest at a maximum rate of 15% per annum.

The purchaser of our series A preferred stock owns a substantial portion of our capital stock, which may afford the purchaser significant influence over our affairs.

        As of March 31, 2005, the holder of our series A preferred stock, together with its affiliates, held or had the right to acquire and/or vote 14.07% of our outstanding common stock, assuming the conversion of series A preferred stock to common stock and the exercise of a common stock purchase warrant, including shares of our common stock which the holder previously purchased in the open market. The series A holder has agreed not to convert its series A preferred stock if such conversion would cause the holder to beneficially own in excess of 9.99% of our common stock. Nevertheless, this stockholder has significant influence over our ability to offer securities for sale at a purchase price of less than $2.25 per share, incur additional indebtedness and affect any change in control of the Company that may be favored by other stockholders. Additionally, this stockholder could otherwise exercise significant influence over all corporate actions requiring stockholder approval, including the approval of some mergers and other significant corporate transactions, such as a sale of substantially all of our assets or the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders. Consequently, this stockholder may approve a transaction that, in its judgment, enhances the value of its investment, but which nonetheless may diverge from the interests of our other stockholders.

The agreements and instruments governing the rights and preferences of our series A preferred stock impose restrictions on our business and limit our ability to undertake certain corporate actions, including with respect to financings.

        Our amended and restated certificate of incorporation, which we refer to as our charter, and the series A purchase agreement govern the terms of our series A preferred stock and impose significant restrictions on our business. These restrictions may limit our ability to obtain additional financing, operate our business and to take advantage of potential business opportunities as they arise. Without the consent of the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock, we cannot:

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  alter or change the rights, preferences or privileges of our series A preferred stock, including any increase in the number of authorized shares of our series A preferred stock;

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  issue shares of our common stock, or securities convertible into shares of our common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  incur more than $9,000,000 of indebtedness at any time;

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  create, incur or assume specified liens; or

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  declare or pay dividends, redeem stock or make other distributions to stockholders, other than in limited circumstances.

        Events beyond our control, including prevailing economic, financial and industry conditions, may affect our ability to comply with these restrictions. In addition, the holder of our series A preferred stock has the right to participate in any of our future capital raising transactions. The existence of this right may substantially reduce our ability to establish terms with respect to, or enter into, any financing with parties other than the series A preferred stockholder. The terms of any additional financing, which we may enter into, may impose constraints on our ability to operate our business as we deem appropriate. These restrictions and covenants could limit our ability to take advantage of financings, mergers and acquisitions or other corporate opportunities, which could adversely affect our business and financial condition and your investments in our common stock.

The issuance and sale of our securities could have the effect of substantially diluting the interests of our current stockholders.

        In connection with our private placement of the Notes, we issued Xmark Opportunity Fund, Ltd., Xmark Opportunity Fund, L.P. and Xmark JV Investment Partners, LLC (collectively, Xmark) warrants to purchase an aggregate of 2,000,000 shares of our common stock at an exercise price of $2.25 per share. The price per share is subject to adjustment in certain circumstances while there is a balance outstanding under the Notes on or after September 18, 2005 and we issue specified securities for less than $2.25 per share. The warrants also provide for an adjustment to the exercise price and number and type of securities purchasable upon exercise of the warrant in certain circumstances, including, without limitation, a split-up or combination of shares or a consolidation or merger where we are not the surviving entity. In connection with our private placement in November 2004, we issued warrants to purchase an aggregate of 3,550,294 shares of our common stock at an exercise price of $1.69 per share. On October 29, 2003, we issued and sold an aggregate of 270,000 shares of our series A preferred stock and granted the purchaser of such shares a warrant to purchase an additional 190,000 shares of our series A preferred stock at $22.50 per share, which the purchaser exercised on June 30, 2004. In connection with the exercise of the warrant, we granted an affiliate of the series A holder a warrant to purchase 261,500 shares of our common stock at an exercise price of $4.17 per share. Each share of our series A preferred stock is currently convertible into ten shares of our common stock. Consequently, on an as-converted and as-exercised basis, an aggregate of 4,861,500 shares of our common stock may be issued to the series A purchaser or its affiliate. Any issuance of shares of our common stock upon conversion of shares of our series A preferred stock, or upon exercise of outstanding warrants, could have the effect of substantially diluting the interests of our current stockholders, as well as the interests of holders of our outstanding options and warrants. As of March 31, 2005, we had outstanding options and warrants exercisable for an aggregate of 9,964,637 shares of our common stock, which does not include the warrants to purchase an aggregate of 2,000,000 shares of our common stock issued to Xmark in April 2005.

        Moreover, any sale of the shares of our common stock issued upon conversion of the series A preferred stock, as well as any of the outstanding shares of our common stock issued upon exercise of options or warrants, into the public market could cause a decline in the trading price of our common stock. In financing transactions, for compensatory purposes or in other types of transactions, we may issue additional equity securities, including options and warrants, that could dilute the interests of our current and future stockholders.

Our operating results may fluctuate significantly, and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline of our common stock price.

        Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

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  our ability to pay our obligations as they become due;

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  recognition of non-recurring revenue due to receipt of license fees, achievement of milestones, completion of contracts or other revenue;

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  demand for, and market acceptance of, our molecular biology services and our proprietary programs;

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  timing of the execution of agreements relating to our molecular biology services and proprietary programs, and other material contracts;

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  our dependence on a limited number of customers for a substantial portion of our revenue;

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  our competitors' announcements or introduction of new products, services or technological innovations;

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  acquisition costs or other non-recurring charges in connection with the acquisition of companies, products or technologies;

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  our ability to control operating expenses;

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  disputes regarding patents or other intellectual property rights;

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  securities class actions or other litigation;

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  adverse changes in the level of economic activity in the United States and other major regions, in which we conduct business; and

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  general and industry-specific economic conditions, which may affect our customers' use of our HAP Technology and our molecular biology services.

        Due to volatile and unpredictable revenue and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.

        If we are unable to maintain compliance with NASDAQ's listing requirements, our common stock could be delisted which would negatively impact our liquidity and the ability of our stockholders to sell their shares.

        Our listing on the NASDAQ National Market is conditioned upon our continued compliance with the NASDAQ's Marketplace Rules, including a rule that requires that the minimum bid price per share for our common stock not be less than $1.00 for 30 consecutive trading days. Given the recent minimum bid price levels for our common stock, we cannot assure you that we will be in compliance with this rule. If we fail to comply with this rule, NASDAQ may send us a deficiency notice, and, if we cannot remedy this noncompliance in a manner contemplated by NASDAQ's rules, including any applicable grace periods, our common stock could be delisted from the NASDAQ National Market. Delisting from the NASDAQ National Market will result in an acceleration of the Notes and an obligation to redeem our series A preferred stock. In addition, the delisting of our common stock would likely have a material adverse effect on the trading price, volume and marketability of our common stock.

Risks Related to Commercialization and Development

We currently rely on a limited number of customers for a substantial portion of our revenue. As a result, our revenues may fluctuate based on the buying patterns of our customers, and the loss of one major customer or our inability to secure additional significant customers, during a given period, would have a material adverse effect on our business and operating results.

        We are dependent upon a limited number of customers for substantially all of our revenue. In the three months ended March 31, 2005, one of our customers accounted for 20% of our revenues. Our reliance on a small number of customers could cause our revenues to fluctuate from quarter to quarter, based on the buying patterns of these customers. For example, we revised our guidance for our 2004 annual revenue downward in October 2004, primarily as a result of a shift in the timing of certain anticipated contracts and the receipt of samples associated with some of these contracts. If we lose and are not able to replace customers that provide us with significant revenues, it could have a material adverse effect on our revenues and on our business in general and could cause volatility or a decline in our stock price. In addition, if any of these customers fails to pay us on a timely basis, or at all, our financial position and results of operations could be materially and adversely affected.

To generate significant revenue, we must obtain additional customers for our molecular biology services and our proprietary programs.

        Our strategy depends on obtaining additional customers for our molecular biology services and entering into new agreements with pharmaceutical and biotechnology companies for our HAP Technology and our other proprietary programs. Our contracts for our molecular biology services and with many of our HAP Technology customers are for specific limited-term projects. We may not be successful in obtaining a sufficient number of new customers for our molecular biology services, additional customers for our HAP Technology, or in obtaining significant customers for our other proprietary programs to replace our current customers and projects. If we are unsuccessful in finding such new customers, we may never generate sufficient revenue to sustain our operations. In addition, we expect that some of our future HAP Technology collaborations, like some of our current HAP Technology collaborations, will be limited to specific, limited-term projects or that some of these collaborations may not be renewed. Accordingly, we must continually obtain new customers to be successful. To date, the integration of pharmacogenomics into drug development and marketing has not achieved widespread market acceptance.

We may need to establish collaborative relationships in order to succeed.

        In order to satisfy our obligations under our license, development and cooperation agreement relating to vilazodone, we will likely need to enter into a collaborative relationship with a third party. We face significant competition in seeking appropriate collaborators. Moreover, these arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to identify potential collaborators and establish collaborative relationships or other alternative arrangements, especially since we do not have experience with these types of collaborations.

        Reliance on collaborative relationships poses a number of risks, including the following:

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  we cannot effectively control whether a collaborator will devote sufficient resources to a program or product;

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  disputes may arise in the future with respect to the ownership of rights to technology developed with a collaborator;

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  disagreements with a collaborator could delay or terminate the research, development or commercialization of products, or result in litigation or arbitration;

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  contracts with a collaborator may fail to provide sufficient protection;

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  we may have difficulty enforcing the contracts, if a collaborator fails to perform;

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  collaborators have considerable discretion in electing whether to pursue the development of any additional drugs and may pursue technologies or products, either on their own or in collaboration with our competitors; and

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  collaborators with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products that they develop.

        Given these risks, even if we are able to identify a potential collaborator and negotiate and enter into a collaborative arrangement, it is possible that any collaborative arrangement into which we enter may not be successful. Failure of our efforts could cause us to breach covenants in our license agreement relating to vilazodone, delay our drug development or impair commercialization of our products. In particular, we must demonstrate to Merck's satisfaction, by no later than July 22, 2005, that we will have the financial resources to fund the anticipated budget for research and development activities relating to vilazodone for 2005. We will likely not be able to satisfy this requirement, or other milestone obligations with respect to vilazodone, unless we obtain significant additional funding or enter into a collaboration arrangement with a third party.

Our proprietary programs may not allow our commercial customers to develop commercial products or to increase sales of their marketed products.

        We developed our HAP Technology and other proprietary programs on the assumption that information about gene variation and gene variation associated with drug response may help drug development professionals better understand the drug response of particular populations and complex disease processes. Although the pharmaceutical and biotechnology industries are increasing their use of genomics in analyzing drug response and diseases, we are aware of only two successful drug program applying genomics.

        We discover HAP Markers for pharmaceutically relevant genes. This information may not prove to be superior to genomic variation information discovered by our competitors or to genomic information available in public databases. Furthermore, pharmaceutical and biotechnology companies may not choose our HAP Technology over competing technologies.

        Our DecoGen Informatics System may also be less effective than we expect or may not allow us or our commercial customers to determine a correlation between drug response and genomic variation. Furthermore, even if our customers or we are successful in identifying such a correlation, our customers may not be able to develop or sell commercially viable products, nor may our customers be able to increase the sales of their marketed products using this correlation. Accordingly, our HAP Markers and HAP Technology may not improve the development, marketing and prescribing of drugs or the development and marketing of diagnostics developed by our HAP Technology customers and proprietary program customers.

We may be unable to develop or commercialize our proprietary programs if we cannot establish additional customers, and we may depend on our customers to develop or to co-develop products.

        Part of our current and future revenue will depend on payments from our current proprietary program customers and our future proprietary program customers, if any, for either the new products they may develop or for increased sales of their existing products, made possible through the use of our HAP Technology. If we are unable to attract new proprietary program customers, we may never generate sufficient revenue to sustain our operations.

        Our customers for certain of our proprietary programs may be responsible for pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any product or enhanced marketing claims that result from the application of our proprietary programs. Our current agreements with these customers allow them significant discretion in pursuing these activities and future agreements, if any, may allow similar discretion. We cannot control the amount and timing of resources that any such current or potential customers will devote to our programs or potential products. Our current proprietary program arrangements and our future proprietary program arrangements, if any, may also have the effect of limiting the areas of research or commercialization that we may pursue either alone or with others. Because part of our revenue could be dependent on the successful commercialization or development of our customers' products, if, for any reason, a proprietary program customer delays or abandons its development or commercialization of a product developed using our HAP Technology, we may receive reduced royalty or other payments or no royalty or other payments at all.

We invest considerable amounts of time, effort, and money to license our HAP Technology and proprietary programs and, if we fail in these licensing efforts, we may not generate sufficient revenue to sustain our operations.

        Our ability to obtain customers for our proprietary programs will depend in significant part upon the pharmaceutical and biotechnology industries' acceptance that our HAP Technology can help accelerate or improve their drug and diagnostic development and marketing efforts. To achieve market acceptance, we must continue to educate the pharmaceutical and biotechnology industries and the public in general as to the potential benefits of our HAP Technology. Most importantly, we must convince the research and development, clinical and marketing departments of pharmaceutical and biotechnology companies that our HAP Technology can accelerate and improve the processes for developing, marketing and prescribing drugs and for developing and marketing diagnostics, and that our proprietary programs will be commercially viable. If we fail to gain this acceptance, we may never generate sufficient revenue to sustain our operations. We may expend substantial funds and management effort to market our proprietary programs without any resulting revenue.

If we do not successfully distinguish and commercialize our proprietary programs, we may be unable to compete successfully with our competitors or to generate revenue significant to sustain our operations.

        Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than do we.

        These competitors may discover, characterize or develop important technologies applying genomics before our customers or us for our proprietary programs that are more effective than those technologies, which our customers or which we develop for our proprietary programs. Additionally, these competitors may obtain regulatory approval for their drugs and diagnostics more rapidly than our customers for our proprietary programs do, any of which could limit our ability to market effectively our proprietary programs.

        Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Entities such as Perlegen Sciences and the International HapMap Project have developed databases containing gene sequence, genomic variation or other genomic information and are marketing their data to pharmaceutical and biotechnology companies or are making their databases freely available to the public. In addition, numerous pharmaceutical and biotechnology companies, such as GlaxoSmithKline plc, either alone or in collaboration with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases. Furthermore, companies, such as deCODE genetics, Inc., have technologies for using genomic variation in diagnostics and in the drug development process and have collaborations with companies employing these technologies.

        Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others may rapidly develop new technologies that may result in our molecular tests or technologies becoming obsolete before we recover the expenses that we incur in connection with the development of these products. Our proprietary programs could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics.

Our FAMILION Test may not gain market acceptance.

        The market for genetic tests is relatively undeveloped. We are marketing our FAMILION Test to physicians, who did not previously have a genetic test available for cardiac channelopathies. The success of our test depends on its acceptance by the medical community, patients and third-party payers as being medically useful. If we are not able to gain market acceptance for our test, we may not be able to generate sufficient revenue to sustain our operations.

Risks Related to Our Intellectual Property

If we are unable to prevent others from the unauthorized use of, or are unable to defend their use of, our patents, trade secrets or know how, we may not be able to operate our business profitably.

        Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable. Thus, even if we obtain patents, they may be challenged, narrowed, invalidated or unenforceable against third parties, which could limit our ability to stop competitors from marketing similar technologies or products, or limit the length of term of patent protection we may have for any of our technologies or products. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. Because patent applications that were filed prior to November 29, 2000 in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms and individuals who have discovered, or are currently discovering, information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications that are similar or identical to our proprietary program patent applications. In addition, some interest groups are lobbying for restrictions on patenting of genetic tests.

        Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's focus from our core business concerns. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

        We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential, except in specified circumstances. Agreements with employees, consultants and collaborators generally provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees, consultants or collaborators do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

        If any party should successfully claim that the creation or use of our proprietary programs infringes upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action threatened or commenced against us or any of our proprietary program customers claiming damages or seeking to enjoin commercial activities relating to the affected test and processes could, in addition to subjecting us to potential liability for damages, require us or our current and future customers of our proprietary programs, if any, to obtain a license in order to continue to manufacture or market the affected test and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our proprietary programs, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Regulatory Risks

Regulatory oversight of our proprietary programs and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect our ability to market our products and services.

        Currently, there is limited Food and Drug Administration (FDA) regulation of genetic tests. The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the FDA expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. If the FDA adopts this recommendation, it may require that we, or our customers, apply for FDA approval as a prerequisite to marketing genetic tests that incorporate our intellectual property. If the FDA were to deny any application of this kind, it could adversely affect our business and we may be unable to generate sufficient revenue to sustain our operations.

        The FDA has twice required that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug. In April 2005, the FDA issued guidance that encourages drug and biologic developers to conduct pharmacogenomic tests during drug development and clarified how the FDA will evaluate the resulting data. The guidance provides specific criteria and recommendations on the submission of pharmacogenomic data in connection with Investigational New Drug Applications, New Drug Applications and Biological License Applications. The guidance includes information on the type of data needed and how the FDA will or will not use such data in regulatory decisions. The FDA asked for voluntary submissions of research information in order to gain experience as the field of pharmacogenomics evolves. The FDA advised that the agency would not use information from voluntary reports for regulatory decisions on the drug or biologic, with which the voluntary data is associated. In addition, the FDA held a workshop in April 2005 to discuss its guidance and gain further industry comment on implications of voluntary data submissions and joint development of drug-diagnostic combination products. Our success will depend, in part, on how rapidly the pharmaceutical and biotechnology industry implements the guidance and, accordingly, the validity of our test and services as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this implementation by the pharmaceutical and biotechnology industry, we may be unable to market effectively any test we may have, as well as any of our services, and we may not generate sufficient revenue to sustain our operations.

        Within the field of personalized health and medicine, governmental and other entities may enact patient privacy and healthcare laws and regulations that may limit the generation and use of genomic variation data. To the extent that these laws and regulations limit the use of our products and services or impose additional costs on our customers, we may be unable to market effectively our proprietary programs, and we may not generate sufficient revenue to sustain our operations.

        Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation on the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our products and services, which could prevent us from generating sufficient revenue to sustain our operations.

        Furthermore, we are subject to laws and regulations as a provider of information that a doctor can use to make a therapeutic decision. To the extent that these laws and regulations restrict the sale of our products and services or impose other costs, we may be unable to provide our products and services to our customers on terms sufficient to recover our expenses.

If our customers or we do not seek, or do not receive, marketing approval for products developed, if any, from our proprietary programs, we may receive delayed royalty or other payments or no royalty or other payments at all.

        Any new drug, biologic, or new drug or biologic indication we or our customers develop using genetic markers from our proprietary programs must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years, requires substantial expense and is uncertain as to outcome. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biologic license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product developed by us or our customers, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our future revenue will be dependent on the successful commercialization or development of products using genetic markers from our proprietary programs, any delay in obtaining, failing to obtain, or failing to maintain regulatory approval for a product developed using genetic markers from our proprietary programs may delay our receipt of royalty or other payments or prevent us from receiving royalty or other payments sufficient to recover our expenses.

If our customers are unable to obtain FDA approval for therapeutic or diagnostic products developed using our HAP Technology or genetic markers from our proprietary programs, the lack of regulatory approval will diminish the value of our HAP Technology and proprietary programs.

        To date, none of our customers has developed or commercialized any therapeutic product or commercialized any diagnostic product using our genetic markers from our proprietary programs. We expect to rely on our customers to file applications for regulatory approval and generally direct the regulatory review process and obtain FDA acceptance of any product they develop with our genetic markers from our proprietary programs, if any. Our customers may not submit an application for regulatory review. Even if they do submit applications, they may not be able to obtain marketing clearance for any product on a timely basis, if at all. If our customers fail to obtain required governmental clearances for any therapeutic or diagnostic product, they will not be able to market these products. As a result, we may not receive royalty or other payments from our customers. The occurrence of any of these events may prevent us from generating revenue sufficient to sustain our operations.

If we are unable to obtain reimbursement from health insurers and other organizations for our FAMILION Test, our test may be too costly for regular use and our ability to generate revenues would be harmed.

        Our future revenues and profitability will be adversely affected if we cannot depend on governmental and private third-party payers to defray the cost of our test to patients. If these entities refuse to provide reimbursement for our test or provide an insufficient level of reimbursement, our test may be too costly for general use. Our profitability may be adversely impacted if we choose to offer our test at a reduced price. Any limitation on the use of our test or any decrease in the price of our test, without a corresponding decrease in the related costs, could have a material adverse effect on our ability to generate revenues.

Additional Risks Related to Our Business

We depend on third-party products and services and limited sources of supply for our high-throughput genotyping laboratory.

        We rely on outside vendors to supply certain software, products and materials used in our laboratories. Some of these products and materials are obtained from a single supplier or a limited group of suppliers. For example, we have a written agreement with Sequenom, Inc., pursuant to which it is contractually the sole provider of silicon chips for one-time use on their MassARRAY™ System, which is our primary genotyping platform in our New Haven facility. Under the terms of the agreement and subject to specific conditions, we have the authority to reuse these chips should Sequenom be unable to supply new chips to us. While we believe that we could prepare for reuse the requisite supply of chips without unreasonable cost or delay, we may be unable to do so. We have no other written long-term supply agreements with our suppliers. Our reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several other risks, including:

  •
  the inability to obtain an adequate supply of required software, products and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier or other supply constraints;

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  reduced control over quality and pricing of software, products and materials; and

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  delays and long lead times in receiving software, products, or materials from vendors.

If we fail to maintain our computer hardware, software and related infrastructure, we could experience loss of, or delay in, revenue and market acceptance.

        Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software and related infrastructure. To the extent that any of these elements malfunction, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins and similar events. In addition, the software and algorithmic components of our DecoGen Informatics System are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future tests. We have developed a proprietary Laboratory Information Management System (LIMS) to operate our high-throughput genotyping facilities. Software defects in the LIMS could adversely effect our operations and have a significant impact on our ability to generate revenue from this facility. If we fail to maintain the necessary computer capacity and data to support our computational needs and our customers' drug and diagnostic discovery and development efforts, we could experience a loss in revenue, or a delay in receiving revenue and a delay in obtaining market acceptance for our technology.

The current labor markets are very competitive, and our business may suffer if we are not able to hire and retain key personnel.

        Our future success depends on the retention of our key technical, marketing and executive management to assist in formulating our business strategies. The loss of the services of any of these individuals could have a material adverse effect on our product development and commercialization efforts. In addition, research, product development and commercialization may require additional skilled personnel. Competition for qualified personnel in the technology area is intense, particularly given the competition among biotechnology, pharmaceutical and health-care companies, universities and non-profit research institutions for experienced scientists. In addition, we operate in geographic locations where labor markets are particularly competitive, including New Haven, Connecticut; Morrisville, North Carolina; Houston, Texas; and Takeley, England, where our service facilities are located. If we are unable to attract and retain a sufficient number of qualified personnel on acceptable terms, our business, financial condition and results of operations could be seriously harmed. The inability to retain and hire qualified personnel could also hinder the future expansion of our business.

Integration efforts or strategic investments could interrupt our business and our financial condition could be harmed.

        On April 1, 2004, we acquired Lark Technologies, Inc. Our integration activities with respect to the acquisition are ongoing and entail numerous risks that include the following:

  •
  difficulties integrating any acquired operations, personnel, technologies or products;

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  diversion of management's focus from our core business concerns;

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  entering markets, in which we have no or limited prior experience or knowledge; and

  •
  any difficulties encountered as a result of our recent acquisition could adversely affect our business, operating results and financial condition.

Risks Relating to Financial Reporting

Under regulations required by the Sarbanes-Oxley Act of 2002, an adverse opinion on internal controls could be issued by our independent registered public accounting firm, and this could have a negative impact on our stock price.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. Our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal controls and management's assessment of the design and the effectiveness of its internal controls. Although no known material weaknesses exist at this time, this will be the first year that we have undergone an audit of our internal controls and procedures of the operating facilities at our subsidiary, Lark Technologies, Inc., the integration of which was not required under the assessment of our internal control structure and procedures for the year ended December 31, 2004. It is possible that material weaknesses could be found through our own evaluation, or that of our independent registered public accounting firm. If such weaknesses are found, we may not be able to remediate such weaknesses in time to meet the deadlines imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we do not effectively complete our assessment or if our internal controls are not designed or operating effectively, our independent registered public accounting firm may either disclaim an opinion as it relates to management's assessment of the effectiveness of our internal controls or may issue a qualified opinion on the effectiveness of our internal controls. Any such disclaimer or qualified opinion could have a material adverse effect on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, liquidity position, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements. These plans, intentions and expectations are based on certain assumptions regarding our ability to attract additional sources of financing, our efforts to build a pharmacogenomic franchise around ion channel mutations, the timing and outcome of our genetic testing programs, research and development activities, projected expenditures, the ability of our technologies to improve the drug development process, success of our commercialization efforts and growth in our revenues and other factors relating to our business. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date on which they are made. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, the NASDAQ National Market listing fees, printing fees, and fees and expenses of our counsel and our accountants.

        The shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants described herein. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. If all of the warrants pursuant to which we are hereby registering the underlying shares of common stock were exercised for cash, we would receive aggregate proceeds of approximately $4.5 million. To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes. The warrants are exercisable under some circumstances on a cashless basis, in which case we would not receive any proceeds upon exercise of the warrants.

SELLING STOCKHOLDERS

        The shares of common stock being sold by the selling stockholders consist of 2,000,000 shares of our common stock issuable upon exercise of warrants to purchase common stock that we issued to the selling stockholders in connection in a private placement of $4.5 million principal amount of senior secured notes.

        In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on the NASDAQ National Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling stockholders.

        The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes an indeterminate number of additional shares of common stock that may be issued with respect to the shares of common stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

        Percentage ownership calculations are based on 35,343,097 shares of our common stock outstanding as of March 31, 2005. The number of shares of common stock outstanding as of March 31, 2005 does not include 460,000 shares of our series A preferred stock issued and outstanding and convertible as of the date of this prospectus into an aggregate of 4,600,000 shares of our common stock. The following table sets forth, to our knowledge, information about the selling stockholders as of May 20, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock as to which a selling stockholder has the right to acquire within 60 days after May 20, 2005 through the exercise or conversion of any stock option, warrant, preferred stock or other right are deemed outstanding for computing the percentage ownership of the person holding such stock option, warrant, preferred stock or other right. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Beneficial Ownership Prior to Offering(2)					Beneficially Ownership After Offering(2)
Name of Selling Stockholders(1)	Number of Shares	Right to Acquire within 60 days of May 20, 2005	Total Beneficial Ownership(3)	Percentage	Number of Shares being Offered(3)	Number of Shares	Percentage
Xmark Opportunity Fund, Ltd.(4)	0	800,000	2,000,000	5.4%	800,000	—	—
Xmark Opportunity Fund, L.P.(5)	0	533,333	2,000,000	5.4%	533,333	—	—
Xmark JV Investment Partners, LLC(6)	0	666,667	2,000,000	5.4%	666,667	—	—

(1)
The term "selling stockholders" includes donees, pledgees, transferees and other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)
We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares we cannot estimate the number of the shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares of our common stock covered by this prospectus will be held by the selling stockholders.

(3)
Includes shares of our common stock issuable upon exercise of warrants. Assumes that each of the selling stockholders will be deemed a beneficial owner of shares of common stock beneficially owned by the other selling stockholders in accordance with the rules of the SEC. Such assumption does not constitute an admission of beneficial ownership of any shares issuable upon exercise of any warrants.

(4)
The number of shares being offered consists of 800,000 shares of common stock issuable upon exercise of warrants issued in our private placement on April 21, 2005. Mitchell D. Kaye and David C. Cavalier possess the power, through one or more intermediary entities, to vote and direct the disposition of the securities of Genaissance Pharmaceuticals, Inc. held by Xmark Opportunity Fund, Ltd.

(5)
The number of shares being offered consists of 533,333 shares of common stock issuable upon exercise of warrants issued in our private placement on April 21, 2005. Mitchell D. Kaye and David C. Cavalier possess the power, through one or more intermediary entities, to vote and direct the disposition of the securities of Genaissance Pharmaceuticals, Inc. held by Xmark Opportunity Fund, L.P.

(6)
The number of shares being offered consists of 666,667 shares of common stock issuable upon exercise of warrants issued in our private placement on April 21, 2005. Xmark Opportunity Partners, LLC has the power to direct voting and disposition of all investments of Xmark JV Investment Partners, LLC, including any securities of Genaissance Pharmaceuticals, Inc. held by Xmark JV Investment Partners, LLC, and Mitchell D. Kaye and David C. Cavalier, through one or more intermediary entities, have shared voting and dispositive power over all securities of which Xmark Opportunity Partners, LLC has voting and dispositive power.

  Voting/Investment Control Table

        The following table sets forth the natural person(s) who exercise voting and/or investment control over the shares held by, or issuable to, selling stockholders that do not file reports with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. The inclusion of any natural person in this table does not constitute an admission of beneficial ownership of any shares of common stock or any shares issuable upon exercise of any warrants.

Selling Securityholder	Natural person(s) with voting or investment power
Xmark Opportunity Fund, Ltd.	(1)
Xmark Opportunity Fund, L.P.	(2)
Xmark JV Investment Partners, LLC	(3)

(1)
Mitchell D. Kaye and David C. Cavalier possess the power, through one or more intermediary entities, to vote and direct the disposition of the securities of Genaissance Pharmaceuticals, Inc. held by Xmark Opportunity Fund, Ltd.

(2)
Mitchell D. Kaye and David C. Cavalier possess the power, through one or more intermediary entities, to vote and direct the disposition of the securities of Genaissance Pharmaceuticals, Inc. held by Xmark Opportunity Fund, L.P.

(3)
Xmark Opportunity Partners, LLC has the power to direct voting and disposition of all investments of Xmark JV Investment Partners, LLC, including any securities of Genaissance Pharmaceuticals, Inc. held by Xmark JV Investment Partners, LLC, and Mitchell D. Kaye and David C. Cavalier, through one or more intermediary entities, have shared voting and dispositive power over all securities of which Xmark Opportunity Partners, LLC has voting and dispositive power.

  Relationships with Selling Stockholders

        No selling stockholder has held any position or office with, and has not otherwise had a material relationship with, us within the past three years.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        Any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005;

  •
  our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the SEC on April 26, 2005;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 5, 2005;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on August 9, 2005;

  •
  our Current Report on Form 8-K, filed with the SEC on April 27, 2005;

  •
  our Current Report on Form 8-K, filed with the SEC on June 21, 2005;

  •
  our Current Report on Form 8-K, filed with the SEC on June 24, 2005;

  •
  our Current Report on Form 8-K, filed with the SEC on July 21, 2005; and

  •
  our Current Report on Form 8-K, filed with the SEC on August 2, 2005.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

    Genaissance Pharmaceuticals, Inc.
    Attention: Marcia Passavant
    Five Science Park
    New Haven, Connecticut 06511
    (203) 773-1450

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QuickLinks

Table of Contents
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE